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EXHIBIT 21.0

Subsidiaries of the Registrant

            Advanced Marketing (UK) Limited - England
            Advanced Marketing  S. de R.L. de C.V. - Mexico
            Advanced Marketing (Europe), Ltd.
            Aura Books, PLC
            Advanced Marketing Services Investments, Inc. - California Mira Mesa Marketing, Inc.










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